Exhibit 3.11

CERTIFICATE OF ELIMINATION

OF THE

CERTIFICATE OF DESIGNATION

OF

SERIES A 8% CONVERTIBLE PREFERRED STOCK

OF

ORIGIN LIFE SCIENCES, INC.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

Origin Life Sciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: Pursuant to the authority expressly vested in the Board of Directors (the “Board”) of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation, and by Section 151 of the DGCL, by resolutions duly adopted, authorized the issuance of, and established the voting powers, designation, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions of 30,000 shares of Series A 8% Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), as evidenced by the Certificate of Designation with respect to such Series A Preferred Stock filed with the Secretary of State of the State of Delaware on August 8, 2017.

SECOND: No shares of Series A Preferred Stock are outstanding and none will be issued subject to the Certificate of Designation governing such Series A Preferred Stock.

THIRD: On March 2, 2023, the Board duly adopted the following resolutions approving the proposed elimination of the Series A Preferred Stock as follows:

WHEREAS, the Corporation has authorized 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), to be issued from time to time by the Board in series upon the designations determined by the Board;

WHEREAS, the Board, pursuant to Section 151 of the DGCL and the authority granted in the Corporation’s Amended and Restated Certificate of Incorporation, by resolution duly adopted, authorized and designated 30,000 shares of Series A 8% Convertible Preferred Stock (the “Series A Preferred Stock”), as evidenced by the Certificate of Designation with respect to such Series A Preferred Stock filed with the Secretary of State of the State of Delaware on August 8, 2017 (the “Series A Certificate of Designation”);

WHEREAS, there are no shares of Series A Preferred Stock outstanding and no further shares of Series A Preferred Stock will be issued;

WHEREAS, the Board deems it in the best interest of the Corporation to eliminate the Series A Certificate of Designation from the Corporation’s Amended and Restated Certificate of Incorporation; and

WHEREAS, the Board deems it in the best interest of the Corporation that all such Series A Preferred Stock resume the status of authorized but unissued and non-designated shares of Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding, and none will be issued subject to the Series A Certificate of Designation; and, be it further

RESOLVED, that the officers of the Corporation be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Corporation to file a certificate pursuant to Section 151(g) of the DGCL with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Series A Certificate of Designation shall be eliminated from the Corporation’s Amended and Restated Certificate of Incorporation; and, be it further

RESOLVED, that the officers of the Corporation be, and each hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to take any and all actions, to negotiate for and enter into agreements and amendments to agreements, to perform all such acts and things, to execute, file, deliver or record in the name and on behalf of the Corporation, all such certificates, instruments, agreements or other documents, and to make all such payments as they, in their judgment, or in the judgment of any one or more of them, may deem necessary, advisable or appropriate in order to carry out the purpose and intent of, or consummate the transactions contemplated by the foregoing resolutions and/or all of the transactions contemplated therein or thereby, the authorization therefor to be conclusively evidenced by the taking of such action or the execution and delivery of such certificates, instruments, agreements or documents; and be it further

RESOLVED, that all actions heretofore taken by the officers and directors of the Corporation with respect to the foregoing transactions and all other matters contemplated by the foregoing resolutions are hereby authorized, approved, confirmed and to the extent necessary, ratified.

FOURTH: In accordance with Section 151(g) of the DGCL, the shares that were designated as Series A Preferred Stock are hereby returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer on the 8th day of March, 2023.

ORIGIN LIFE SCIENCES, INC.

By:	/s/ Michael Preston
Name:	Michael Preston
Title:	Executive Chairman and Chief Executive Officer